                                                                    EXHIBIT 99.2

For the years ended December 31, 2003 and December 31, 2002, EBITDA was approximately $125.3 million and $96.9 million, respectively. The Company believes that EBITDA is a useful measure for investors to consider, in conjunction with net income and other GAAP measures, in evaluating the Company, because it is a commonly used tool by the Company, investors and others in evaluating operating performance. EBITDA should be examined in conjunction with net income. EBITDA is not a measure determined in accordance with GAAP and should not be considered as an alternative to net income (determined in accordance with GAAP) as an indicator of the Company's performance, or an alternative to cash flows from operating activities (determined in accordance with GAAP) as a measure of the Company's liquidity. EBITDA is not indicative of funds available to fund the Company's cash needs or available for distribution to shareholders. It should be noted that the Company's manner of calculating EBITDA may differ from the calculations of similarly-titled measures by other companies. The table below sets forth a reconciliation of net income to EBITDA.


                                      Year ended         Year ended
                                      December 31,       December 31,
                                      ------------       ------------
(in thousands)                            2003               2002
--------------                        -------------      ------------
Net income ..................           $ 29,076           $ 18,255

Interest expense ............             16,814             15,735

Taxes .......................             34,990             21,529

Depreciation and amortization             44,438             41,430

EBITDA ......................            125,318             96,949
                                        ========           ========